News Release

SPRINT REPORTS YEAR-OVER-YEAR GROWTH IN NET OPERATING REVENUES FOR THE FIRST TIME IN OVER TWO YEARS, A YEAR-OVER-YEAR INCREASE OF MORE THAN FIVE TIMES IN POSTPAID PHONE NET ADDITIONS, AND RECORD LOW POSTPAID PHONE CHURN WITH SECOND QUARTER OF FISCAL YEAR 2016 RESULTS

•	Net operating revenues of $8.25 billion grew year-over-year for the first time in over two years

•	Net loss of $142 million, operating income of $622 million and Adjusted EBITDA* of $2.35 billion

◦	More than $1.1 billion of year-to-date reductions in cost of service and selling, general, and administrative expenses

•	Net cash provided by operating activities of $1.71 billion; Adjusted free cash flow* of $707 million

◦	Nearly $1.2 billion of Adjusted free cash flow* in the first half of fiscal year 2016

•	Postpaid phone net additions of 347,000 doubled from the prior quarter and improved from 62,000 in the prior year - a year-over-year increase of more than five times

◦	Postpaid phone churn of 1.37 percent is the best in company history and improved year-over-year for the seventh consecutive quarter

◦	Postpaid phone gross additions increased nearly 20 percent year-over-year

◦	Postpaid net port positive against all three national carriers for the second quarter in a row

•	Successful launch of Unlimited Freedom plan offering exceptional value and simplicity for customers

•	Increased liquidity and dramatically lowered cost of capital with spectrum-backed notes priced at 3.36 percent - less than half of Sprint’s current effective interest rate

OVERLAND PARK, Kan. - Oct. 25, 2016 - Sprint Corporation (NYSE: S) today reported operating results for the second quarter of fiscal year 2016, including the first year-over-year increase in total net operating revenues in over two years, a year-over-year increase of more than five times in postpaid phone net additions, and record low postpaid phone churn. The company also reported a net loss of $142 million, operating income of $622 million, and Adjusted EBITDA* of $2.35 billion.

“We took another step forward in our plan toward sustainable profitability and cash generation with this quarter’s results,” said Sprint CEO Marcelo Claure. “The top line is now growing, we continue to take costs out of the business, and we are successfully raising money at materially lower rates to reduce our future cash interest expenses.”

Revenue Grows as Cost Structure Improves
Sprint reported year-over-year growth in total net operating revenues for the first time in over two years, another sign its plan to transform the company is progressing. Total net operating revenues of $8.25 billion grew 3 percent year-over-year and wireless net operating revenues of $7.85 billion grew nearly 5 percent year-over-year.

Sprint continues to improve the cost structure of the business, realizing more than $1.1 billion of year-to-date reductions in cost of services and selling, general and administrative (SG&A) expenses, with nearly $600 million of the reduction coming in the fiscal second quarter. The company remains on track to achieve its goal of a sustainable reduction of $2 billion or more of run-rate operating expenses exiting fiscal year 2016 and has plans for further reductions in fiscal year 2017 and beyond.

News Release

The company also reported the following financial results:

•	Net loss of $142 million, or $0.04 per share, in the quarter compared to a net loss of $585 million, or $0.15 per share, in the year-ago period, an improvement of $443 million, or $0.11 per share.

•
Operating income of $622 million in the quarter compared to an operating loss of $2 million in the year-ago period, an improvement of $624 million. The current quarter included a non-cash pre-tax gain of $354 million related to spectrum swaps with other carriers that was partially offset by $103 million of litigation and other contingency expenses.

•
Adjusted EBITDA* of $2.35 billion in the quarter compared to $2.01 billion in the year-ago period, an increase of approximately $340 million or 17 percent. The improvement was primarily due to higher operating revenues and lower cost of services and SG&A expenses, partially offset by higher cost of products expenses.

•	Net cash provided by operating activities was $1.71 billion in the quarter compared to $1.67 billion in the year-ago period, an improvement of $39 million.

•	Adjusted free cash flow* was positive $707 million in the quarter compared to negative $100 million in the year-ago period, an improvement of $807 million.

Spectrum-Backed Notes Improve Liquidity Position
Total liquidity was $11.3 billion at the end of the quarter, including $5.7 billion of cash, cash equivalents and short-term investments. Additionally, the company also has $1.1 billion of availability under vendor financing agreements that can be used toward the purchase of 2.5GHz network equipment.

Last week, the company priced $3.5 billion of spectrum-backed senior secured notes at 3.36 percent, which is less than half of the company’s current effective interest rate. This transaction represents the latest example of Sprint’s strategy to diversify its sources of financing, lower its cost of capital, and reduce future interest expenses by retiring upcoming maturities with higher coupon payments. In conjunction with closing of the spectrum-backed notes, which is expected on Oct. 27, the company’s $2.5 billion unsecured financing facility will terminate.

Postpaid Phone Customers Continue to Choose Sprint
Sprint’s focus on delivering the best value proposition in wireless resulted in its fifth consecutive quarter of positive postpaid phone net additions with 347,000 in the quarter, an improvement of 285,000 compared to the year-ago period. The year-over-year improvement was driven by both better acquisition and retention, as postpaid phone gross additions were up nearly 20 percent year-over-year and postpaid phone churn of 1.37 percent improved 12 basis points to reach the lowest level in company history. Postpaid phone churn has improved year-over-year for seven consecutive quarters.

Sprint enhanced its rate plan options for customers by launching Unlimited Freedom in August, an exceptional offer of value and simplicity. The popularity of this new plan has grown quickly and today about half of new customers are choosing the Unlimited Freedom plan when they join Sprint. This attractive new rate plan helped the company remain postpaid net port positive against all three national carriers for the second quarter in a row.

The company also reported the following Sprint platform results:

•	Total net additions were 740,000 in the quarter, including postpaid net additions of 344,000, prepaid net losses of 427,000, and wholesale and affiliate net additions of 823,000.

•	Total postpaid churn of 1.52 percent in the quarter improved by two basis points year-over-year.

Third Party Sources and Record Low Churn Reinforce Network Improvements
Sprint aims to unlock the value of the largest spectrum holdings in the U.S. by densifying and optimizing its network to provide customers the best experience. The company’s LTE Plus Network, which combines a rich tri-band spectrum portfolio with the LTE Advanced features of carrier aggregation and antenna beamforming, has been deployed across the country. Third party sources, along with record low postpaid phone churn, continue to validate the network improvements.

•
Sprint ranked second for wireless network quality performance in five out of six geographic regions of the U.S. according to J.D. Power, a leader in independent industry benchmark studies, in its 2016 Wireless Network Quality Performance Study - Volume 2.

•
Sprint’s LTE Plus Network continued to outperform Verizon, AT&T, and T-Mobile by delivering the fastest LTE download speeds based on recent crowd-sourced data from Nielsen.[1] Additionally, Sprint’s reliability beat T-Mobile and performed within 1 percent of AT&T and Verizon.[2]

News Release

•
Independent mobile analytics firm RootMetrics® awarded Sprint 52 percent more first or shared first place RootScore® Awards (from 90 to 137) in the 70 markets measured in the second half of 2016 compared to the prior testing period.[3]

Sprint’s LTE Plus Network is now available in more than 250 markets and the company has started to deploy three-channel carrier aggregation in such markets as Chicago, San Francisco, Minneapolis, Dallas, Denver, Kansas City, Cleveland, and Columbus. These deployments will provide peak download speeds of more than 200Mbps on capable devices when available. The company currently has 10 three-channel carrier aggregation capable devices, including the recently launched iPhone 7 and Samsung Galaxy S7.

Fiscal Year 2016 Outlook

•
The company is raising its guidance for operating income from its previous expectation of $1 billion to $1.5 billion to a range of $1.2 billion to $1.7 billion, partially due to the net benefit of special items in the quarter.

•
The company now expects cash capital expenditures, excluding devices leased through indirect channels, to be less than $3 billion, as the company has better visibility into the timing of payments associated with its network densification plan.

•	The company continues to expect Adjusted EBITDA* of $9.5 billion to $10 billion and Adjusted free cash flow* around break-even.

Conference Call and Webcast

•	Date/Time: 8:30 a.m. (ET) Tuesday, Oct. 25, 2016

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 84455839)

◦	International: 443-961-0242 (ID: 84455839)

•	Webcast available at www.sprint.com/investors

•	Additional information about results is available on our Investor Relations website

Contact Information

•	Media contact: Dave Tovar, 913-315-1451, David.Tovar@sprint.com

•	Investor contact: Jud Henry, 800-259-3755, Investor.Relations@sprint.com

__________________________
1 Sprint’s analysis of Nielsen NMP data for average LTE download speeds, based on a population weighted average of all 99 Sprint markets in the U.S.
2 Average network reliability (voice & data) based on Sprint’s analysis of Nielsen drive test data in the top 106 metro markets.
3 Rankings based on RootMetrics 70 Metro RootScore Reports (January-October 2016) for mobile performance as tested on best available plans and devices on 4 mobile networks across all available network types. Your experience may vary. The RootMetrics awards are not an endorsement of Sprint. Visit www.rootmetrics.com.

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15
Sprint platform (1):
Net additions (losses) (in thousands)
Postpaid	344	180	378	524	688
Prepaid	(427)	(331)	(188)	(758)	(554)
Wholesale and affiliate	823	528	866	1,351	1,597
Total Sprint platform wireless net additions	740	377	1,056	1,117	1,731

End of period connections (in thousands)
Postpaid (d)	31,289	30,945	30,394	31,289	30,394
Prepaid (d)	13,547	13,974	15,152	13,547	15,152
Wholesale and affiliate (d)	15,357	14,534	12,322	15,357	12,322
Total Sprint platform end of period connections	60,193	59,453	57,868	60,193	57,868

Churn
Postpaid	1.52%	1.56%	1.54%	1.54%	1.55%
Prepaid	5.63%	5.55%	5.06%	5.59%	5.07%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	1,874	1,822	1,576	1,874	1,576
Wholesale and affiliate	9,951	9,244	7,338	9,951	7,338
Total	11,825	11,066	8,914	11,825	8,914

Supplemental data - total company
End of period connections (in thousands)
Sprint platform (1) (d)	60,193	59,453	57,868	60,193	57,868
Transactions (2)	—	—	710	—	710
Total	60,193	59,453	58,578	60,193	58,578

Sprint platform ARPU (1) (a)
Postpaid	$50.54	$51.54	$53.99	$51.04	$54.73
Prepaid	$27.31	$27.34	$27.66	$27.32	$27.73

Sprint platform postpaid phone (1)
Postpaid phone net additions	347	173	62	520	50
Postpaid phone end of period connections (d)	25,669	25,322	24,928	25,669	24,928
Postpaid phone churn	1.37%	1.39%	1.49%	1.38%	1.49%
NON-GAAP RECONCILIATION - ABPA*, POSTPAID PHONE ARPU AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, ARPU, and ABPU*)

	Quarter to Date			Year to Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15
Sprint platform ABPA* (1)
Postpaid service revenue	$4,720	$4,778	$4,893	$9,498	$9,857
Add: Installment plan billings	274	264	305	538	603
Add: Lease revenue	811	755	389	1,566	645
Total for Sprint platform postpaid connections	$5,805	$5,797	$5,587	$11,602	$11,105

Sprint platform postpaid accounts (in thousands)	11,363	11,329	11,197	11,346	11,186
Sprint platform postpaid ABPA* (b)	$170.29	$170.56	$166.26	$170.43	$165.45

	Quarter to Date			Year to Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15
Sprint platform postpaid phone ARPU and ABPU* (1)
Postpaid phone service revenue	$4,441	$4,489	$4,608	$8,930	$9,290
Add: Installment plan billings	248	243	286	491	568
Add: Lease revenue	797	741	379	1,538	628
Total for Sprint platform postpaid phone connections	$5,486	$5,473	$5,273	$10,959	$10,486

Sprint platform postpaid average phone connections (in thousands)	25,514	25,275	24,886	25,394	24,871
Sprint platform postpaid phone ARPU (a)	$58.03	$59.20	$61.71	$58.61	$62.25
Sprint platform postpaid phone ABPU* (c)	$71.69	$72.17	$70.62	$71.93	$70.27
(a) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Sprint platform postpaid phone ARPU represents revenues related to our postpaid phone connections.
(b) Sprint platform postpaid ABPA* is calculated by dividing service revenue earned from connections plus installment plan billings and lease revenue by the sum of the monthly average number of accounts during the period.
(c) Sprint platform postpaid phone ABPU* is calculated by dividing postpaid phone service revenue earned from postpaid phone connections plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period.
(d) As part of the transaction involving Shenandoah Telecommunications Company (Shentel), 186,000 and 92,000 subscribers were transferred in May 2016 from postpaid and prepaid, respectively, to affiliates. An additional 270,000 nTelos' subscribers are now part of our affiliate relationship with Shentel and are being reported in wholesale and affiliate subscribers during the quarter ended June 30, 2016.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and sales and connections mix)

	Quarter To Date			Year To Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15

Postpaid sales (in thousands)	3,747	3,268	4,117	7,015	8,157
Postpaid sales mix
Subsidy/other	27%	31%	36%	29%	36%
Installment plans	34%	25%	13%	30%	13%
Leasing	39%	44%	51%	41%	51%

Installment plans
Installment sales financed	$745	$407	$242	$1,152	$497
Installment billings	274	264	305	538	603
Installment receivables, net	—	—	1,113	—	1,113

Leasing
Lease revenue	$811	$755	$389	$1,566	$645
Lease depreciation	724	644	420	1,368	696

Leased device additions:
Cash paid for capital expenditures - leased devices	$358	$405	$573	$763	$1,117
Transfers from inventory - leased devices	645	541	742	1,186	1,550

Leased devices in property, plant and equipment, net	$3,759	$3,766	$3,609	$3,759	$3,609

Leased device net proceeds
Proceeds from MLS sale	$—	$1,055	$—	$1,055	$—
Repayments to MLS	(161)	(165)	—	(326)	—
Proceeds from lease securtization	—	—	—	—	—
Repayments of lease securtization	(23)	(75)	—	(98)	—
Net (repayments) proceeds of device financings and sales of future lease receivables	$(184)	$815	$—	$631	$—

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter to Date			Year to Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15

Net operating revenues
Service revenue	$6,413	$6,516	$6,880	$12,929	$13,917
Equipment revenue	1,834	1,496	1,095	3,330	2,085
Total net operating revenues	8,247	8,012	7,975	16,259	16,002
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	2,101	2,099	2,453	4,200	4,846
Cost of products (exclusive of depreciation and amortization below)	1,693	1,419	1,290	3,112	2,655
Selling, general and administrative	1,995	1,917	2,224	3,912	4,411
Depreciation - network and other	986	1,036	992	2,022	1,957
Depreciation - leased devices	724	644	420	1,368	696
Amortization	271	287	331	558	678
Other, net	(145)	249	267	104	260
Total net operating expenses	7,625	7,651	7,977	15,276	15,503
Operating income (loss)	622	361	(2)	983	499
Interest expense	(630)	(615)	(542)	(1,245)	(1,084)
Other (expense) income, net	(15)	8	5	(7)	9
Loss before income taxes	(23)	(246)	(539)	(269)	(576)
Income tax expense	(119)	(56)	(46)	(175)	(29)
Net loss	$(142)	$(302)	$(585)	$(444)	$(605)

Basic and diluted net loss per common share	$(0.04)	$(0.08)	$(0.15)	$(0.11)	$(0.15)
Weighted average common shares outstanding	3,979	3,975	3,969	3,977	3,968
Effective tax rate	-517.4%	-22.8%	-8.5%	-65.1%	-5.0%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15

Net loss	$(142)	$(302)	$(585)	$(444)	$(605)
Income tax expense	119	56	46	175	29
Loss before income taxes	(23)	(246)	(539)	(269)	(576)
Other expense (income), net	15	(8)	(5)	7	(9)
Interest expense	630	615	542	1,245	1,084
Operating income (loss)	622	361	(2)	983	499
Depreciation - network and other	986	1,036	992	2,022	1,957
Depreciation - leased devices	724	644	420	1,368	696
Amortization	271	287	331	558	678
EBITDA* (3)	2,603	2,328	1,741	4,931	3,830
(Gain) loss from asset dispositions and exchanges, net (4)	(354)	—	85	(354)	85
Severance and exit costs (5)	(5)	16	25	11	38
Contract terminations (6)	—	113	—	113	—
Litigation and other contingencies (7)	103	—	157	103	157
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	—	—	(20)
Adjusted EBITDA* (3)	$2,347	$2,457	$2,008	$4,804	$4,090
Adjusted EBITDA margin*	36.6%	37.7%	29.2%	37.2%	29.4%
Selected items:
Cash paid for capital expenditures - network and other	$470	$473	$1,162	$943	$2,964
Cash paid for capital expenditures - leased devices	$358	$405	$573	$763	$1,117

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15

Net operating revenues
Service revenue
Sprint platform (1):
Postpaid	$4,720	$4,778	$4,893	$9,498	$9,857
Prepaid	1,129	1,165	1,259	2,294	2,559
Wholesale, affiliate and other	168	158	185	326	366
Total Sprint platform	6,017	6,101	6,337	12,118	12,782

Total transactions (2)	—	—	84	—	189
Total service revenue	6,017	6,101	6,421	12,118	12,971

Equipment revenue	1,834	1,496	1,095	3,330	2,085
Total net operating revenues	7,851	7,597	7,516	15,448	15,056

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,793	1,784	2,111	3,577	4,116
Cost of products (exclusive of depreciation and amortization below)	1,693	1,419	1,290	3,112	2,655
Selling, general and administrative	1,931	1,834	2,136	3,765	4,232
Depreciation - network and other	936	985	943	1,921	1,860
Depreciation - leased devices	724	644	420	1,368	696
Amortization	271	287	331	558	678
Other, net	(151)	249	266	98	258
Total net operating expenses	7,197	7,202	7,497	14,399	14,495
Operating income	$654	$395	$19	$1,049	$561

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15

Operating income	$654	$395	$19	$1,049	$561
(Gain) loss from asset dispositions and exchanges, net (4)	(354)	—	85	(354)	85
Severance and exit costs (5)	(11)	16	24	5	36
Contract terminations (6)	—	113	—	113	—
Litigation and other contingencies (7)	103	—	157	103	157
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	—	—	(20)
Depreciation - network and other	936	985	943	1,921	1,860
Depreciation - leased devices	724	644	420	1,368	696
Amortization	271	287	331	558	678
Adjusted EBITDA* (3)	$2,323	$2,440	$1,979	$4,763	$4,053
Adjusted EBITDA margin*	38.6%	40.0%	30.8%	39.3%	31.2%
Selected items:
Cash paid for capital expenditures - network and other	$358	$376	$1,003	$734	$2,643
Cash paid for capital expenditures - leased devices	$358	$405	$573	$763	$1,117

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15
Net operating revenues
Voice	$172	$181	$212	$353	$445
Data	43	43	43	86	92
Internet	288	302	323	590	651
Other	18	19	31	37	51
Total net operating revenues	521	545	609	1,066	1,239

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	436	448	495	884	1,029
Selling, general and administrative	62	78	85	140	172
Depreciation and amortization	48	49	48	97	94
Other, net	7	—	1	7	2
Total net operating expenses	553	575	629	1,128	1,297
Operating loss	$(32)	$(30)	$(20)	$(62)	$(58)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15

Operating loss	$(32)	$(30)	$(20)	$(62)	$(58)
Severance and exit costs (5)	7	—	1	7	2
Depreciation and amortization	48	49	48	97	94
Adjusted EBITDA*	$23	$19	$29	$42	$38
Adjusted EBITDA margin*	4.4%	3.5%	4.8%	3.9%	3.1%
Selected items:
Cash paid for capital expenditures - network and other	$31	$20	$63	$51	$131

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)**
(Millions)

	Year to Date
	9/30/16	9/30/15
Operating activities
Net loss	$(444)	$(605)
Depreciation and amortization	3,948	3,331
Provision for losses on accounts receivable	232	278
Share-based and long-term incentive compensation expense	29	40
Deferred income tax expense	157	28
Gains from asset dispositions and exchanges	(354)	—
Amortization of long-term debt premiums, net	(159)	(157)
Loss on disposal of property, plant and equipment	231	85
Contract terminations	96	—
Other changes in assets and liabilities:
Accounts and notes receivable	(126)	(1,357)
Inventories and other current assets	(892)	(1,025)
Deferred purchase price from sale of receivables	(400)	1,198
Accounts payable and other current liabilities	(195)	(509)
Non-current assets and liabilities, net	(205)	125
Other, net	332	365
Net cash provided by operating activities	2,250	1,797

Investing activities
Capital expenditures - network and other	(943)	(2,964)
Capital expenditures - leased devices	(763)	(1,117)
Expenditures relating to FCC licenses	(32)	(45)
Change in short-term investments, net	(1,650)	63
Proceeds from sales of assets and FCC licenses	66	4
Other, net	(36)	(21)
Net cash used in investing activities	(3,358)	(4,080)

Financing activities
Proceeds from debt and financings	3,278	434
Repayments of debt, financing and capital lease obligations	(667)	(206)
Debt financing costs	(175)	(1)
Other, net	37	18
Net cash provided by financing activities	2,473	245

Net increase (decrease) in cash and cash equivalents	1,365	(2,038)

Cash and cash equivalents, beginning of period	2,641	4,010
Cash and cash equivalents, end of period	$4,006	$1,972

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15

Net cash provided by operating activities	$1,708	$542	$1,669	$2,250	$1,797

Capital expenditures - network and other	(470)	(473)	(1,162)	(943)	(2,964)
Capital expenditures - leased devices	(358)	(405)	(573)	(763)	(1,117)
Expenditures relating to FCC licenses, net	(17)	(15)	(19)	(32)	(45)
Proceeds from sales of assets and FCC licenses	39	27	3	66	4
Other investing activities, net	(11)	(25)	(18)	(36)	(21)
Free cash flow*	$891	$(349)	$(100)	$542	$(2,346)

Net (repayments) proceeds of device financings and sales of future lease receivables	(184)	815	—	631	—
Adjusted free cash flow*	$707	$466	$(100)	$1,173	$(2,346)

**Certain prior period amounts have been reclassified to conform to the current period presentation.

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	9/30/16	3/31/16
ASSETS
Current assets
Cash and cash equivalents	$4,006	$2,641
Short-term investments	1,650	—
Accounts and notes receivable, net	1,004	1,099
Device and accessory inventory	981	1,173
Prepaid expenses and other current assets	2,215	1,920
Total current assets	9,856	6,833

Property, plant and equipment, net	19,176	20,297
Goodwill	6,575	6,575
FCC licenses and other	40,541	40,073
Definite-lived intangible assets, net	3,861	4,469
Other assets	819	728
Total assets	$80,828	$78,975

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,649	$2,899
Accrued expenses and other current liabilities	4,285	4,374
Current portion of long-term debt, financing and capital lease obligations	7,014	4,690
Total current liabilities	13,948	11,963

Long-term debt, financing and capital lease obligations	29,541	29,268
Deferred tax liabilities	14,120	13,959
Other liabilities	3,796	4,002
Total liabilities	61,405	59,192

Stockholders' equity
Common stock	40	40
Treasury shares, at cost	—	(3)
Paid-in capital	27,637	27,563
Accumulated deficit	(7,822)	(7,378)
Accumulated other comprehensive loss	(432)	(439)
Total stockholders' equity	19,423	19,783
Total liabilities and stockholders' equity	$80,828	$78,975

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	9/30/16	3/31/16

Total debt	$36,555	$33,958
Less: Cash and cash equivalents	(4,006)	(2,641)
Less: Short-term investments	(1,650)	—
Net debt*	$30,899	$31,317

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		9/30/16
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
Sprint Corporation		10,500

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 4)	12/15/2017	250
Export Development Canada Facility (Tranche 3)	12/17/2019	300
6% Senior notes due 2016	12/01/2016	2,000
9.125% Senior notes due 2017	03/01/2017	1,000
8.375% Senior notes due 2017	08/15/2017	1,300
9% Guaranteed notes due 2018	11/15/2018	3,000
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
9.25% Debentures due 2022	04/15/2022	200
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		13,830

Sprint Capital Corporation
6.9% Senior notes due 2019	05/01/2019	1,729
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		6,204

Clearwire Communications LLC
14.75% First-priority senior secured notes due 2016	12/01/2016	300
8.25% Exchangeable notes due 2040	12/01/2040	629
Clearwire Communications LLC		929

Secured equipment credit facilities	2017 - 2021	618

Financing obligations	2017 - 2021	3,670

Capital leases and other obligations	2016 - 2023	471
Total principal		36,222

Net premiums and debt financing costs		333
Total debt		$36,555
*This table excludes (i) our unsecured revolving credit facility, which will expire in 2018 and has no outstanding balance, (ii) $309M in letters of credit outstanding under the revolving credit facility, (iii) our $2.5 billion unsecured credit facility, which will expire in 2017 and has no outstanding balance, (iv) outstanding financing obligations of approximately $3.7 billion, (v) $471 million of capital leases and other obligations, and (vi) net premiums and debt financing costs.

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)	Sprint platform refers to the Sprint network that supports the wireless service we provide through our multiple brands.

(2)
Postpaid and prepaid connections from transactions are defined as retail postpaid and prepaid connections acquired from Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(3)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of products but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as equipment revenue at the point of sale and the cost of the device is recognized as cost of products. During the three and six-month periods ended September 30, 2016, we leased devices through our Sprint direct channels totaling approximately $645 million and $1,186 million, respectively, which would have increased cost of products and reduced EBITDA* if they had been purchased under our subsidized program. Also, during the three and six-month periods ended September 30, 2016, the equipment revenue derived from customers electing to finance their devices through device leasing or installment billing programs in our direct channel was 68%.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable.

(4)
During the second quarter of fiscal year 2016 the company recorded a pre-tax non-cash gain of $354 million related to spectrum swaps with other carriers. During the second quarter of fiscal year 2015, the company recorded losses on dispositions of assets primarily related to network development costs that are no longer relevant as a result of changes in the company's network plans.

(5)
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.

(6)	Contract terminations primarily relate to the termination of our pre-existing wholesale arrangement with Ntelos Holding Corp.

(7)	Litigation and other contingencies consist of unfavorable developments associated with legal as well as federal and state matters such as sales, use or property taxes.

(8)
As a result of the U.S. Cellular asset acquisition, we recorded a liability related to network shut-down costs, which primarily consisted of lease exit costs, for which we agreed to reimburse U.S. Cellular. During the third quarter of fiscal year 2014, we identified favorable trends in actual costs and, as a result, reduced the liability resulting in a gain of approximately $41 million. During the first quarter of fiscal year 2015, we revised our estimate and, as a result, reduced the liability resulting in approximately $20 million of income.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Sprint Platform Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings per account as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid account each month.

Sprint Platform Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid phone customer billings as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and excluding the sale-leaseback of devices. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of future lease receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 60.2 million connections as of Sept. 30, 2016 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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